FORM OF INSTRUCTIONS

AS TO USE OF

PATRICK INDUSTRIES’

RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT OR YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Patrick Industries, Inc., an Indiana corporation (“Patrick”), to the holders of record (the “Recordholders”) of its common stock, without par value (the “Common Stock”), as described in the Patrick prospectus dated _____________, 2008 (the “Prospectus”). Recordholders of Common Stock at the close of business on _____________, 2008 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). An aggregate of 1,850,000 Underlying Shares are being offered in the Rights Offering. Each Recordholder will receive one Right for each share of Common Stock owned on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on _____________, 2008, unless extended in the sole discretion of Patrick (as it may be extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. Patrick will not be obligated to honor any purported exercise of Rights received by National City Bank, the subscription agent (the “Subscription Agent”), after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the guaranteed delivery procedures described below. Patrick may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 11:00 a.m., New York City time, on the business day prior to the most recently announced Expiration Date. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificate(s)”).

Recordholders of Common Stock will receive one Right for each share of Common Stock they own as of the Record Date. Each full Right will allow the Recordholder to subscribe for 0.2580693 of a share of Common Stock (the “Subscription Privilege”) at the cash price of $7.00 per whole share (the “Subscription Price”). If the number of Rights you receive would otherwise permit you to purchase a fraction of a share of Common Stock, the number of shares you may purchase will be rounded down to the nearest whole share.

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND FULL PAYMENT FOR THE UNDERLYING SHARES, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. IF YOU ARE FOLLOWING THE GUARANTEED DELIVERY PROCEDURES, YOUR NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, FOLLOWED BY YOUR RIGHTS CERTIFICATE AND FULL PAYMENT FOR THE UNDERLYING SHARES BY 5:00 P.M., NEW YORK CITY TIME, ON THE THIRD BUSINESS DAY AFTER THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription

Privilege, to the Subscription Agent, by 5:00 p.m., New York City time, on the Expiration Date. Payment for the Underlying Shares will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by (a) uncertified check, bank draft or certified check drawn on personal or business accounts upon a U.S. bank payable to the Subscription Agent; (b) cashier’s check drawn upon a U.S. bank or express money order payable to the Subscription Agent; or (c) wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. 041000124, Beneficiary Name: Trust Department, Beneficiary Account No. 2171150005490, and for further credit to: Patrick Industries, Inc., Account No. 0180R178007, DDA No. 534902308 (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check deposited by the Subscription Agent; (ii) receipt by the Subscription Agent of any certified check, cashier’s check or bank draft drawn upon a U.S. bank, any express money order or any wire transfer; or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take seven to ten business days to clear. Accordingly, Rights holders who wish to pay for their Underlying Shares by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Rights Certificate and payment for the Underlying Shares, or, if applicable, Notices of Guaranteed Delivery (as described below), must be delivered to the Subscription Agent by one of the methods described below:

By First-Class Mail Only:	By Hand, Express Mail, or Overnight Courier:
National City Bank	National City Bank
c/o The Colbent Corp.	c/o The Colbent Corp.
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

Telephone Number and Email Address for Confirmation
Call National City Shareholders Communications at 1-800-622-6757 or write to shareholder.inquiries@nationalcity.com for confirmation.
Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, if your Rights Certificate cannot be delivered to the Subscription Agent by 5:00 p.m., New York City time, on the Expiration Date, you may cause a written guarantee, the “Notice of Guaranteed Delivery,” from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority (formerly National Association of Securities Dealers, Inc.), or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Underlying Shares being subscribed for pursuant to the Subscription Privilege and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights, together with payment for your Underlying Shares, by 5:00 p.m., New York City time, on the third business day after the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (781) 930-4942). To confirm facsimile deliveries, you may call (781) 930-4900. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the addresses set forth above, or by calling National City Shareholders Communications at (800) 622-6757 or by sending an email to shareholder.inquiries@nationalcity.com.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised the Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered, subject to the elimination of fractional shares.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe, then any remaining amount shall be returned to you by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Common Stock.

As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Subscription Privilege.

3.	Sale of Transfer of Rights.

The Rights are non-transferable and, therefore, may not be assigned, gifted, purchased or sold to anyone else.

4.	Execution.

(a)        Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)        Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)        Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to have your shares delivered to an address other than your own.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment for the Underlying Shares to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such Rights Certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment by 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

6.	Substitute Form W-9.

Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, a copy of which is included in these materials. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by calling National City Shareholders Communications at (800) 622-6757 or by sending an email to shareholder.inquiries@nationalcity.com. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to 28% federal income tax backup withholding with respect to dividends that may be paid by Patrick on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).